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MacKenzie Realty Capital, Inc. Appoints Kjerstin Hatch to the Company’s Board of Directors

Orinda, Calif., (August 27, 2024) – MacKenzie Realty Capital, Inc. (OTCQX: MKZR) (“MacKenzie” or the “Company”) is announcing that Kjerstin Hatch has been appointed to the Company’s Board of Directors and will also be a member of the Audit, Nominating, and Compensation Committees of the Board.
Ms. Hatch is the Founder and a Managing Principal of Lapis Advisers, LP and has focused her career on special situation securities.  She founded Lapis Advisers in 2009 to invest in the municipal marketplace with an emphasis on underperforming bonds and securities.  She has served as a portfolio manager and acquisitions specialist in alternative investments for over thirty years, managing over a thousand investments in municipal bonds, illiquid real estate, and over 150 distressed and bankrupt companies totaling well in excess of $2 billion.  Ms. Hatch has a depth of experience in valuing and analyzing investments with a specific emphasis on real estate assets, healthcare assets, senior living, educational, and housing assets.  She has decades of experience in underwriting financial statements and annual audits for both public and private entities.
Ms. Hatch earned a Bachelor of Arts degree in the Political Economy of Industrialized Societies from the University of California, Berkeley.
“We are very pleased to welcome Kjerstin to the Company’s Board. As a highly respected leader in investing in special situations, her investment experience and broad business perspective will be invaluable as we continue to grow,” said Robert Dixon, Chief Executive Officer at MacKenzie.
U.S. investors can find current financial disclosures and Real-Time Level 2 quotes for the company on www.otcmarkets.com/stock/MKZR/quote.  As anticipated, the Company has submitted its application for listing on NASDAQ and hopes to complete that process in the near future.
For more information, please contact MacKenzie at (800) 854-8357.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com